EXHIBIT 21

DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
EXHIBIT 21 — SUBSIDIARIES

	Place of	%
Name	Incorporation	Ownership
DPC Cirrus, Inc.	USA/Delaware	100%

EURO/DPC Limited	United Kingdom	100%

Diagnostic Products International Inc.	Barbados	100%

DPC Analytic	Slovenia	100%

DPC Holding GmbH	Germany	100%

DPC Biermann GmbH	Germany	100%

DPC Czech s.r.o.	Czech Republic	100%

DPC d.o.o. Zagreb	Croatia	50%

DPC Polska sp.z.o.o.	Poland	100%

DPC Slovensko	Slovakia	100%

DPC Benelux B.V.	Netherlands	100%

DPC Nederland B.V.	Netherlands	100%

DPC Belgium b.v.b.A./s.p.r.l.	Belgium	100%

DPC Finland OY	Finland	100%

Bio-Mediq DPC Pty. Ltd.	Australia	100%

DPC Dipesa S.A.	Spain	100%

DPC France SAS	France	100%

Tianjin De Pu (DPC) Biotechnological and Medical Products Inc.	China	100%

EXHIBIT 21

DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
EXHIBIT 21 – SUBSIDIARIES (CONTINUED)

	Place of	%
Name	Incorporation	Ownership
Diagnostic Products DPC Norway A/S	Norway	100%

DPC Medlab	Bolivia	28%

DPC Medlab Productos Medico Hospitalares Ltda.	Brazil	56%

DPC MEDLAB BRAZIL	Brazil	56%

DPC Medlab Productos Medico Hospitalares Ltda.	Dominican Republic	56%

DPC Venezuela C.A.	Venezuela	56%

DPC Medlab de Uruguay S.A.	Uruguay	56%

DPC Medlab Panama, S.A.	Panama	29%

DPC Medlab Guatemala	Guatemala	29%

DPC Medlab Centroamerica S.A.	Costa Rica	29%

Nippon DPC Corporation	USA/California	50%

DPC Skafte AB	Sweden	100%

DPC Scandinavia AB	Sweden	100%

DPC Baltic Estonia OU	Sweden	100%

DPC Baltic Latvia SIA	Sweden	100%

DPC Baltic UAB Lithuania	Sweden	100%

D.P.C.-N. Tsakiris S.A.	Greece	50%

Medical Systems S.p.A.	Italy	45%

DPC Amerlab Lda.	Portugal	47.5%

Lumigen, Inc.	U.S.A./Michigan	10%

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